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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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Date of Report:  November 10, 1999                 Commission File Number 1-4368

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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




                               THE LTV CORPORATION
             (Exact name of registrant as specified in its charter)



         Delaware                                           75-1070950
(State or other jurisdiction                            (I.R.S. Employer
    of incorporation)                                Identification Number)


           200 Public Square
            Cleveland, Ohio                                 44114-2308
(Address of principal executive office)                     (Zip Code)

        Registrant's telephone number, including area code (216) 622-5000

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ITEM 2.            ACQUISITION OR DISPOSITION OF ASSETS.
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        On November 10, 1999, the Company acquired all the capital stock of Copperweld Corporation and Copperweld Canada Inc. (collectively "Copperweld") from IMERYS SA (formerly IMETAL SA) for an aggregate cash purchase price of approximately $650 million, subject to stockholder equity adjustments. The purchase price was based on a going concern valuation. Copperweld is a manufacturer of mechanical and structural steel tubing and a producer of bimetallic wire products.

        To help finance the acquisition of Copperweld, together with the acquisition in October 1999 of Welded Tube Co. of America, another tubular producer, the Company (i) privately placed $275 million principal amount of 11-3/4% Senior Notes due 2009 (the "Notes") and $80 million of 8-1/4% Convertible Preferred Stock under Rule 144A and Regulation S and (ii) entered into a $225 million term loan ("Term Loan") under a Credit Agreement with a group of lenders (which agreement was filed as exhibit (10)-(54) to the Company's Report on Form 10-Q for the third quarter ended September 30, 1999 and is incorporated herein by reference). Both the Notes and Term Loan are guaranteed by substantially all the Company's domestic wholly-owned subsidiaries (other than special purpose subsidiaries established to facilitate the Company's working capital facilities). Further, the Term Loan was secured by substantially all the assets of Copperweld and Welded Tube Co. of America (other than accounts receivable and the real property and associated fixtures at Welded Tube's Portland facility). Additional funds for the acquisitions were provided by drawing upon the credit lines of LTV's existing working capital facilities.






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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                                     THE LTV CORPORATION
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                                                        (Registrant)




                                            By     /s/ George T. Henning
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                                                       George T. Henning
                                                      Vice President and
                                                    Chief Financial Officer
                                                   (Principal Financial and
                                                      Accounting Officer)






Date:   November 22, 1999
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